UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                                  eSpeed, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                      Class A Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    296643109
                                    ---------
                                 (CUSIP Number)

                                December 31, 2006
                                -----------------
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ]      Rule 13d-1(b)
                  [X]      Rule 13d-1(c)
                  [ ]      Rule 13d-1(d)



  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------------                            -------------------
CUSIP No. 296643109                          13G             Page  2 of 11 Pages
---------------------------------                            -------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Jay Goldman Asset Management, L.L.C.

---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED          416,397 (see Item 4)
BY EACH REPORTING     ----- ----------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            0
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            416,397 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           416,397 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           1.4% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

---------------------------------                            -------------------
CUSIP No. 296643109                          13G             Page  3 of 11 Pages
---------------------------------                            -------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Jay Goldman Capital Advisors, L.P.

---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED          196,641 (see Item 4)
BY EACH REPORTING     ----- ----------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            0
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            196,641 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           196,641 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.7% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

---------------------------------                            -------------------
CUSIP No. 296643109                          13G             Page  4 of 11 Pages
---------------------------------                            -------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Jay G. Goldman

---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            45,000
                     ------ ----------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED          613,038 (see Item 4)
BY EACH REPORTING     ----- ----------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            45,000
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            613,038 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           658,038 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           2.2% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

---------------------------------                            -------------------
CUSIP No. 296643109                          13G             Page 5 of 11 Pages
---------------------------------                            -------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Newberg Family Trust u/d/t 12/18/90

---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           California
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED          523,612 (see Item 4)
BY EACH REPORTING     ----- ----------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            0
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            523,612 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           523,612 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           1.8% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

---------------------------------                            -------------------
CUSIP No. 296643109                          13G             Page 6 of 11 Pages
---------------------------------                            -------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Bruce Newberg

---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED          523,612 (see Item 4)
BY EACH REPORTING     ----- ----------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            0
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            523,612 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           523,612 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           1.8% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

Item 1(a)           Name of Issuer:
                    --------------

                    eSpeed, Inc.

Item 1(b)           Address of Issuer's Principal Executive Offices:
                    -----------------------------------------------

                    135 East 57th Street
                    New York, NY 10022

Items 2(a)          Name of Person Filing:

                    This Amendment No. 1 to Schedule 13G with respect to the Common Stock of the Company is filed by: (i) Jay Goldman Asset Management, L.L.C., a Delaware limited liability company ("JGAM"), which serves as the investment adviser to an investment fund (the "JGAM Fund"), with respect to shares of Common Stock directly beneficially owned by the JGAM Fund (collectively, the "JGAM Shares"); (ii) J. Goldman Capital Advisors, L.P., a Delaware limited partnership ("Capital Advisors"), which serves as the management company of several investment funds (such funds, collectively, the "Capital Advisors Funds"), with respect to shares of Common Stock directly beneficially owned by the Capital Advisors Funds (collectively, the "Capital Advisors Shares"); (iii) Mr. Jay G. Goldman ("Mr. Goldman"), who serves as the manager of JGAM and president of the general partner of Capital Advisors, with respect to the JGAM Shares, the Capital Advisors Shares and shares of Common Stock directly beneficially owned by the relatives of Mr. Goldman; (iv) Newberg Family Trust u/d/t 12/18/90 (the "Newberg Family Trust"), with respect to the shares of Common Stock directly beneficially owned by it (the "Newberg Shares"); and (v) Mr. Bruce L. Newberg ("Mr. Newberg"), as Trustee of the Newberg Family Trust, with respect to the Newberg Shares.

                    JGAM may be deemed to beneficially own the JGAM Shares by virtue of its position as investment adviser of the JGAM Fund. Capital Advisors may be deemed to beneficially own the Capital Advisors Shares by virtue of its position as management company of the Capital Advisors Funds. Mr. Goldman may be deemed to beneficially own the JGAM Shares and the Capital Advisors Shares by virtue of his position as manager of JGAM and as president of the general partner of Capital Advisors. JGAM, Capital Advisors and Mr. Goldman are hereinafter sometimes collectively referred to as the "Jay Goldman Reporting Persons."

                    Mr. Newberg may be deemed to beneficially own the Newberg Shares by virtue of his position as Trustee of the Newberg Family Trust.

Item 2(b)           Address of Principal Business Office:
                    ------------------------------------

                    The address of the principal business office of JGAM, Capital Advisors and Mr. Goldman is c/o J. Goldman & CO. LP, 152 West 57th Street, New York, New York 10019.

                    The address of the principal business office of the Newberg Family Trust and Mr. Newberg is 11601 Wilshire Boulevard, Los Angeles, California 90025.

Item 2(c)           Citizenship:
                    -----------

                    JGAM and Capital Advisors are organized under the laws of the State of Delaware. Mr. Goldman is a citizen of the United States of America.

                    The Newberg Family Trust is organized under the laws of the State of California. Mr. Newberg is a citizen of the United States of America.

Item 2(d)           Title of Class of Securities:
                    ----------------------------

                    Class A Common Stock, $0.01 par value ("Common Stock")

Item 2(e)           CUSIP Number:
                    ------------

                    296643109

Item 3              Not Applicable

Item 4              Ownership:
                    ---------

                    A. JGAM
                    (a) Amount beneficially owned: 416,397 shares of Common
               Stock, held by the JGAM fund.
                    (b) Percent of class: 1.4%. This percentage is based upon a total of 29,759,139 shares of Common Stock issued and outstanding as of October 27, 2006, as reported in the Company's Schedule 14A filed on November 14, 2006 (the "Reported Share Number").
                    (c) Number of shares as to which such person has:
                        (i)   Sole power to vote or direct the vote: -0-
                        (ii)  Shared power to vote or direct the vote: 416,397
                        (iii) Sole power to dispose or direct the disposition:
                              -0-
                        (iv)  Shared power to dispose or direct the disposition:
                              416,397

                    B. Capital Advisors
                    (a) Amount beneficially owned: 196,641 shares of Common
               Stock.

                    (b) Percent of class: 0.7%.
                    (c) Number of shares as to which such person has:
                        (i)   Sole power to vote or direct the vote: -0-
                        (ii)  Shared power to vote or direct the vote: 196,641
                        (iii) Sole power to dispose or direct the disposition:
                              -0-
                        (iv)  Shared power to dispose or direct the disposition:
                              196,641

                    C. Mr. Goldman
                    (a) Amount beneficially owned: 658,038 shares of common
               STock, consisting of 613,038 shares of Common Stock held by the JGAM fund, 196,641 shares of Common Stock held by the Capital Advisors Funds and 45,000 shares of Common Stock held by the relatives of Mr. Goldman.
                    (b) Percent of class: 2.2%. This percentage is based upon
               the Reported Share Number.
                    (c) Number of shares as to which such person has:
                        (i)   Sole power to vote or direct the vote: 45,000
                        (ii)  Shared power to vote or direct the vote: 613,038
                        (iii) Sole power to dispose or direct the disposition:
                              45,000
                        (iv)  Shared power to dispose or direct the disposition:
                              613,038

                    D. Newberg Family Trust
                    (a) Amount beneficially owned: 523,612 shares of Common
               Stock.
                    (b) Percent of class: 1.8%. This percentage is based upon
               the Reported Share Number.
                    (c) Number of shares as to which such person has:
                        (i)   Sole power to vote or direct the vote: -0-
                        (ii)  Shared power to vote or direct the vote: 523,612
                        (iii) Sole power to dispose or direct the disposition:
                              -0-
                        (iv)  Shared power to dispose or direct the disposition:
                              523,612

                    E. Mr. Newberg
                    (a) Amount beneficially owned: 523,612 shares of Common
               Stock.
                    (b) Percent of class: 1.8%. This percentage is based upon
               the Reported Share Number.
                    (c) Number of shares as to which such person has:
                        (i)   Sole power to vote or direct the vote: -0-
                        (ii)  Shared power to vote or direct the vote: 523,612
                        (iii) Sole power to dispose or direct the disposition:
                              -0-
                        (iv)  Shared power to dispose or direct the disposition:
                              523,612

                    By virtue of the relationships among the Jay Goldman Reporting Persons, Mr. Newberg and the Newberg Family Trust, the Jay Goldman Reporting Persons, Mr. Newberg and the Newberg Family Trust may be deemed to be a "group" within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act. The Jay Goldman Reporting Persons expressly disclaim beneficial ownership of any of the shares of Common Stock beneficially owned Mr. Newberg or the Newberg Family Trust. Mr. Newberg and the Newberg Family Trust expressly disclaim beneficial ownership of any of the shares of Common Stock beneficially owned by any of the Jay Goldman Reporting Persons. JGAM and Capital Advisors expressly disclaim beneficial ownership of the 45,000 shares of Common Stock owned by the relatives of Mr. Goldman.


Item 5              Ownership of Five Percent or Less of a Class:
                    --------------------------------------------

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [X]

Item 6              Ownership of More than Five Percent on Behalf of Another
                    --------------------------------------------------------
                    Person:
                    ------

                    Not Applicable

Item 7              Identification and Classification of the
                    ----------------------------------------
                    Subsidiary Which Acquired the Security Being
                    --------------------------------------------
                    Reported on By the Parent Holding Company:
                    -----------------------------------------

                    Not Applicable

Item 8              Identification and Classification of Members
                    ---------------------------------------------
                    of the Group:
                    ------------

                    Not Applicable

Item 9              Notice of Dissolution of Group:
                    ------------------------------

                    Not Applicable

Item 10             Certification:
                    -------------

                    By signing below the signatory certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 14, 2007


JAY GOLDMAN ASSET MANAGEMENT, L.L.C.

By:  /s/ Jay G. Goldman
   -------------------------------------
Name:   Jay G. Goldman
Title:  Manager

J. GOLDMAN CAPITAL ADVISORS, L.P.

By:  J. Goldman Capital Management, Inc.,
its general partner

By:  /s/ Jay G. Goldman
  --------------------------------
Name:  Jay G. Goldman
Title: President

JAY G. GOLDMAN

/s/ Jay G. Goldman
------------------------------------------
Jay G. Goldman

NEWBERG FAMILY TRUST u/d/t 12/18/90

By:  /s/ Bruce L. Newberg
-------------------------------------
Name:  Bruce L. Newberg
Title: Trustee

BRUCE L. NEWBERG

/s/ Bruce L. Newberg
------------------------------------------
  Bruce L. Newberg